                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-28036

                          BROOKS FIBER PROPERTIES, INC.
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             (Exact name of registrant as specified in its charter)

 425 Woods Mill Road South, Suite 300, St. Louis, Missouri 63017 (314) 878-1616
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           10% Senior Notes, due 2007
                     10 7/8% Senior Discount Notes, due 2006
                     11 7/8% Senior Discount Notes, due 2006
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            (Title of each class of securities covered by this Form)


                                       N/A
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a) (1) (i)      [ X ]   Rule 12h-3(b) (1) (i)      [ X ]
     Rule 12g-4(a) (1) (ii)     [   ]   Rule 12h-3(b) (1) (ii)     [   ]
     Rule 12g-4(a) (2) (i)      [   ]   Rule 12h-3(b) (2) (i)      [   ]
     Rule 12g-4(a) (2) (ii)     [   ]   Rule 12h-3(b) (2) (ii)     [   ]
                                        Rule 15d-6                 [   ]

Approximate number of holders of record as of the certification or notice date:
10% Senior Notes, due 2007 - one 10
7/8% Senior Discount Notes, due 2006 - one
11 7/8% Senior Discount Notes, due 2006 - none

Pursuant to the requirements of the Securities Exchange Act of 1934, Brooks Fiber Properties, Inc. (name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 23, 1998                        By: /s/ SCOTT D. SULLIVAN
                                                  ------------------------------
                                               Name: Scott D. Sullivan,
                                                     Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.